Exhibit 10.2(b)

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”) dated as of this 10th day of March, 2016, is entered into by and between 500 SANSOME STREET INVESTORS, LLC, a California limited liability company (“Landlord”), and OMADA HEALTH, INC., a Delaware corporation (“Tenant”), with reference to the following:

A. Landlord and Tenant entered into that certain 500 Sansome Lease dated April 30, 2014 (the “Lease”), for the lease of certain premises (the “Existing Premises”) known as Suite 200 consisting of approximately 13,606 square feet of Rentable Area in the building located at 500 Sansome Street, San Francisco, California (the “Building”), as more particularly described in the Lease.

B. Landlord and Tenant desire by this Amendment to amend the Lease in order to (i) expand the Existing Premises to include the Expansion Premises, as defined below, (ii) provide for an adjusted Basic Rent schedule to account for such expansion, (iii) extend the current Term of the Lease, and (iv) further amend the Lease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease. Unless the context clearly indicates otherwise, all references to the “Lease” in the Lease and in this Amendment shall hereinafter be deemed to refer to the Lease, as amended hereby.

2. Contingency. Tenant acknowledges that the effectiveness of this Amendment is expressly conditioned upon the vacation and surrender of the Expansion Premises by the existing tenant therein (“Existing Tenant”) in accordance with the terms and conditions of a separate written agreement between Landlord and Existing Tenant (“Termination Agreement”). If Existing Tenant fails to vacate and surrender the Expansion Premises on or before June 1, 2016 and otherwise in accordance with the Termination Agreement, then either party shall have the right to terminate this Amendment in its entirety upon notice to the other party. Upon such termination, Tenant shall continue to lease the Existing Premises in accordance with the terms and conditions of the Lease, without modification.

3. Addition of Expansion Premises.

(a) In addition to the Existing Premises, effective as of the earlier to occur of (i) the date on which Landlord delivers possession of that certain premises consisting of approximately 7,684 square feet of Rentable Area located on the third (3rd) floor of the Building, as shown on Exhibit A-1 attached hereto (the “Expansion Premises”) with the Tenant Improvements Substantially Completed (as such terms are defined elsewhere in the Lease, as amended hereby), and (ii) the date on which Tenant occupies the Expansion Premises for the conduct of its business (in either event, the “Expansion Premises Commencement Date”), which is estimated to occur on June 1, 2016, Landlord shall lease to Tenant and Tenant shall lease from Landlord the Expansion Premises upon all of the terms and conditions of the Lease, as amended hereby.

(b) Condition of Expansion Premises. Tenant acknowledges that Tenant shall lease the Expansion Premises on an “as is, where is” basis, provided that, prior to delivery, Landlord shall, at its sole cost using materials and methods consistent with the Existing Premises, demise and provide for certain improvements more particularly described in Exhibit C-1 (“Tenant Improvements”) in accordance with the terms and conditions of Exhibit B of the Lease, except that (i) references to the “Premises” shall mean and refer to the “Expansion Premises”, (ii) references to the “Commencement Date” shall mean and refer to the “Expansion Premises Commencement Date”, and (iii) the working drawings of the Tenant Improvements which have been approved by the parties are attached hereto as Exhibit C-1. Tenant’s taking possession of the Expansion Premises shall be deemed conclusive evidence that, as of the date of taking possession, the Expansion Premises is in satisfactory condition, subject to punch list items relating to the Tenant Improvements and any defects of the Tenant Improvements covered by the warranties provided by the contractors or subcontractors therefor. Tenant agrees that, except for the Tenant Improvements, Landlord has no obligation to make or pay for any improvements or renovations in or to the Expansion Premises or to otherwise prepare the same for Tenant’s use or occupancy.

(a) Delay in Delivery. Tenant acknowledges that Landlord’s delivery of possession of the Expansion Premises to Tenant may be delayed due to a delay in the vacation and surrender of any portion thereof by Existing Tenant. Without limiting the generality of Section 2 above, If Landlord is unable to deliver possession of the Expansion Premises to Tenant by June 1, 2016, then, subject to Section 2 above: (i) the validity of this Amendment shall not be affected or impaired thereby; (ii) Landlord shall not be in default under the Lease or be liable for damages therefor; (iii) the Expansion Premises Commencement Date shall not occur (and the Basic Rent for the Expansion Premises shall not commence) until such time as Landlord actually delivers possession of the Expansion Premises with the Tenant Improvements substantially completed; and (iv) Tenant shall accept delivery of possession of the Expansion Premises when Landlord actually delivers possession thereof to Tenant in accordance with the terms of this Amendment.

(c) Changes to Defined Terms. Accordingly, effective on the Expansion Premises Commencement Date, (i) all references to the “Premises” contained in the Lease, as amended hereby, shall mean and refer to the entirety of the space in the Existing Premises and Expansion Premises, which together is approximately 21,290 square feet of Rentable Area, (ii) all references in the Lease to “Exhibit A” shall mean and refer to Exhibit A of the Lease as modified by Exhibit A-1 attached hereto, and (iii) “Tenant’s Proportionate Share” shall mean and refer to 13.80%.

4. Extension of Term. Landlord and Tenant acknowledge that the current Term of the Lease is scheduled to expire on October 31, 2018. Notwithstanding the foregoing, the parties hereby agree to extend the current Term of the Lease so that the Term Expiration Date (the “TED”), as used in the Lease, shall mean the last day of the 48th full calendar month following the Expansion Premises Commencement Date.

5. Option to Extend. Tenant shall continue to have an option to extend the Term for one (1) additional consecutive term of two (2) years pursuant to Section 3 of the Lease, provided that any reference to the “Initial Term” in Section 3 of the Lease shall mean and refer to the Initial Term, as extended hereby.

6. Basic Rent Payments.

(a) Commencing on June 1, 2016, Tenant shall pay Basic Rent for the Existing Premises as follows:

Period	Annual Rate per SF of Rentable Area	Monthly Basic Rent
6/1/16 – 10/31/16	$45.00	$51,022.50
11/1/16 –10/31/17	$46.00	$52,156.33
11/1/17 – 10/31/18	$47.00	$53,290.17
11/1/18 –10/31/19	$48.00	$54,424.00
11/1/19 – TED	$49.00	$55,557.83

(b) Commencing on the Expansion Premises Commencement Date (the “EPCD”), in addition to the Basic Rent for the Existing Premises and all other rent required to be paid by Tenant under the Lease, as amended hereby, Tenant shall pay Basic Rent for the Expansion Premises in accordance with the following schedule:

Period	Monthly Rate per SF of Rentable Area	Monthly Basic Rent
EPCD – 10/31/16	$49.00	$31,376.33
11/1/16 – 10/31/17	$50.00	$32,016.67
11/1/17 – 10/31/18	$51.00	$32.657.00
1l/1/18 – 10/31/19	$52.00	$33,297.33
11/1/19 – TED	$53.00	$33,937.67

*Note: The schedule shall be appropriately adjusted, so that Tenant’s obligation to pay Basic Rent for the Expansion Premises commences on the Expansion Premises Commencement Date. In the event the Expansion Premises Commencement Date occurs on a day other than the first day of the calendar month, the Basic Rent for such partial month provided above shall be prorated based on the number of days in such partial month.

7. Termination Option. Tenant shall have the option to terminate the Lease with respect to the Expansion Premises (but not the Existing Premises), which termination shall be effective on or after the first day of the twenty-fifth (25th) month following the Expansion Premises Commencement Date (the “Earliest Termination Date”), provided that Tenant gives notice thereof to Landlord not less than six (6) months prior to the Earliest Termination Date and provided Tenant is not in default under the Lease beyond the applicable notice and cure period at the time of the giving of such notice nor on the Actual Termination Date (defined below). Such notice must specify the date (which cannot be prior to the first day of the twenty-fifth (25th) month following the Expansion Premises Commencement Date) on which Tenant desires the termination to become effective (the “Actual Termination Date”). Additionally, Tenant’s right to terminate hereunder is conditioned upon the payment in full by Tenant, with fifty percent (50%) due at the time Tenant delivers notice to Landlord that it is exercising its termination right hereunder and fifty percent (50%) due on or before the Actual Termination Date, of: (i) all rent through and including the Actual Termination Date; and (ii) the unamortized cost of all tenant improvement costs and allowances, leasing commissions and other transaction costs incurred by Landlord in connection with the Expansion Premises and this Amendment at a rate of eight percent (8%) per annum (collectively, the “Termination Payment”). After Landlord’s receipt of the Termination Payment, and so long as Tenant has vacated and surrendered the Expansion Premises in the condition required by Landlord, neither party shall have any rights, liabilities or obligations under the Lea e with respect to the Expansion Premises for the period accruing after the Actual Termination Date, except those which, by the provisions of the Lease, expressly survive the termination of the Lease.

8. Security Deposit. Landlord is holding a security deposit in the amount of $99,777.33. Effective as of the date of mutual execution of this Amendment, the amount of the Security Deposit shall be increased to $131,153.33. Tenant shall, concurrently with its execution of this Amendment, deposit with Landlord $31,376.00 to hold as part of the Security Deposit.

9. Condition of Premises. Tenant acknowledges that (a) it has been occupying and continues to occupy the Existing Premises, (b) it is familiar with the condition of the Existing Premises and, subject to the provisions of the Lease, accepts the same in its “as-is, where-is and with all faults” condition, (c) the taking of possession of the Expansion Premises by Tenant shall be conclusive evidence that Tenant accepts the same and the Tenant Improvements (subject to this Amendment) in “as-is, where-is and with all faults” condition, and (d) Landlord has made no representation or warranty regarding the condition of any portion of the Premises, the Building, or the Project or the suitability thereof for Tenant’s business.

10. Insurance. Tenant shall provide Landlord with evidence of insurance coverage with respect to the Expansion Premises, in the form and with the coverages required by Section 17 of the Lease; provided, however, any delay in providing or the failure to provide such evidence of insurance shall not affect the delivery or acceptance of delivery of possession of the Expansion Premises in accordance with the terms of this Amendment.

11. Inspection By A CASp In Accordance With Civil Code § 1938. To Landlord’s actual knowledge, the property being leased or rented pursuant to the Lease, as amended hereby, has not undergone inspection by a Certified Access Specialist (“CASp”). The foregoing verification is included in this Amendment solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under the Lease, as amended hereby. Landlord also makes the disclosure required by the City and County of San Francisco regarding handicapped access in Exhibit B attached hereto.

12. Tenant’s Estoppel. Tenant hereby certifies, as of the date of the execution of this Amendment by Tenant, that: (a) to Tenant’s actual knowledge, Landlord is not in default in any respect under the Lease; (b) Tenant does not have any defenses to its obligations under the Lease; (c) there are no offsets against rent or any other amount payable in connection with the Lease; and (d) Landlord is holding a security deposit in the amount of $99,777.33 under the Lease. Without limiting the generality of the foregoing, Tenant acknowledges and agrees that it has received year-end statements providing Landlord’s reconciliation of additional rent payable under Section 5 of the Lease for all applicable calendar years of the Term through and including calendar year 2014, and all amounts shown on such statements are deemed final and binding on Tenant. Tenant waives any right to challenge or assert any Claims (as defined herein) based on any such additional rent chargeable under Section 5 of the Lease for said prior years of the Term. Tenant acknowledges and agrees that: (i) the representations set forth in this Amendment constitute a material consideration to Landlord in entering into this Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Amendment; and (iii) Landlord is relying on such representations in entering into this Amendment.

13. Entire Agreement. This Amendment contains the entire agreement and understanding between the parties concerning the subject matter of this Amendment and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, concerning the matters that are the subject of this Amendment.

14. Severability. If any term of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining terms of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15. No Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not entered into any agreement or taken any other action that might result in any obligation on the part of Landlord or Tenant to pay any brokerage commission, finder’s fee or other compensation with respect to this Amendment, and Tenant agrees to protect, defend, indemnify and hold Landlord harmless from and against any and all actions, adjudications, awards, causes of action, claims, costs, damages, demands, expenses (including, without limitation, attorneys’ fees and costs and court costs), fees, fines, forfeitures, injuries, judgments, liabilities, liens, losses, obligations, orders, penalties, proceedings, stop notices and suits (collectively, “Claims”) in any way arising or resulting from, or in connection with or related to any breach or inaccuracy of such representation and warranty.

16. Ratification. Landlord and Tenant hereby ratify and confirm their respective rights and obligations under the Lease, as amended hereby. Except as specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

17. Authority. Tenant warrants and represents to Landlord that Tenant has the right and power to enter into this Amendment and that the execution and performance by Tenant of its obligations under this Amendment have been duly authorized by Tenant and no further authorizations are required.

18. Non-Disclosure. Neither Tenant nor its agents, employees or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without first obtaining the express written consent of Landlord.

19. Attorneys’ Fees. If an action is commenced between the parties in connection with the enforcement of any provision of this Amendment, the prevailing party in that action shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees.

20. Further Assurances. Tenant agrees to perform, execute and deliver or cause to be performed, executed and delivered any and all such further acts, deeds and assurances as may be necessary to consummate the actions contemplated in this Amendment.

21. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and assigns.

22. California Law. This Amendment and the obligations under this Amendment shall be construed in accordance with, governed by, and shall be subject to, the laws of the State of California.

23. Time of Essence. The parties hereto agree that time is of the essence with respect to all covenants and agreements herein.

24. Counterparts. This Amendment may be executed in any number of identical counterparts each of which shall be deemed to be an original and all, when taken together, shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute this Amendment as of the date first above written.

LANDLORD:

500 SANSOME STREET INVESTORS, LLC,
a California limited liability company

By:	/s/ Bruce W. Jones
Name: Bruce W. Jones
Title: Authorized agent

TENANT:

OMADA HEALTH, INC.,
a Delaware corporation

By:	/s/ Sean Duffy
Name: Sean Duffy
Title: CEO

EXHIBIT A-1

EXPANSION PREMISES

EXHIBIT B

DISABILITY ACCESS OBLIGATIONS UNDER

SAN FRANCISCO ADMINISTRATIVE CODE CHAPTER 38

Before you, as the Tenant, enter into a lease with us, Landlord, for the property identified below (the “Property”), please be aware of the following important information about the lease:

You May Be Held Liable for Disability Access Violations on the Property. Even though you are not the owner of the Property, you, as the tenant, as well as the Property owner, may still be subject to legal and financial liabilities if the leased Property does not comply with applicable Federal and State disability access laws. You may wish to consult with an attorney prior to entering this lease to make sure that you understand your obligations under Federal and State disability access laws. The Landlord must provide you with a copy of the Small Business Commission Access Information Notice under Section 38.6 of the San Francisco Administrative Code in your requested language. For more information about disability access laws applicable to small businesses, you may wish to visit the website of the San Francisco Office of Small Business or call 415-554-6134.

The Lease Must Specify Who Is Responsible for Making Any Required Disability Access Improvements to the Property. Under City law, the lease must include a provision in which you, the Tenant, and the Landlord agree upon your respective obligations and liabilities for making and paying for required disability access improvements on the leased Property. The lease must also require you and the Landlord to use reasonable efforts to notify each other if they make alterations to the leased Property that might impact accessibility under federal and state disability access laws. You may wish to review those provisions with your attorney prior to entering this lease to make sure that you understand your obligations under the lease.

The property subject to your lease is: Suite 200 and Suite 350, 500 Sansome Street, San Francisco, California.

By signing below I confirm that I have read and understood this Disability Access Obligations Notice and have been provided a copy of the Small Business Commission’s Access Information Notice in the tenant’s requested language.

Landlord:		Tenant:

500 SANSOME STREET INVESTORS, LLC, a California limited liability company		OMADA HEALTH, INC a Delaware corporation

By:	/s/ Bruce W. Jones	By:	/s/ Sean Duffy
	Name: Bruce W. Jones		Name: Sean Duffy
	Title: Authorized agent		Title: CEO

Date: ___________________		Date: 03/10/2016

EXHIBIT C-1

DESCRIPTION OF THE TENANT IMPROVEMENTS

[See attached]

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